Exhibit 10.52

HYATT INTERNATIONAL HOTELS

RESTRICTED DEFERRED INCENTIVE

COMPENSATION PLAN

SECTIONS		PAGE

1	DEFINITIONS	2

2	PARTICIPATION	6

3	CONTRIBUTIONS	7

4	RETIREMENT	8

5	AMOUNT OF RETIREMENT BENEFIT	8

6	IN THE EVENT OF DISABILITY	10

7	IN THE EVENT OF DEATH	10

8	IN THE EVENT OF TERMINATION OF EMPLOYMENT	11

9	BENEFIT WITHHOLDING	13

10	MISCELLANEOUS	15

11	TERMINATION AND MERGER	18

12	AMENDMENT	20

13	ADOPTION OF PLAN BY SUCCESSOR	20

14	INSOLVENCY OR BANKRUPTCY OF ANY COMPANY	21

SECTION 1

DEFINITIONS

In addition to the definitions contained in the governing Trust Deed, the following words and phrases, as used herein, shall have the following meanings, unless a different meaning is plainly required by the context:

1.1	“Actuary” means one of the following as appointed by the Trustee:-

(a) a Fellow of the Society of Actuaries or a Fellow of the Institute of Actuaries or a Fellow of the Faculty of Actuaries or

(b) a firm consisting of two or more Fellows of the Institute of Actuaries and/or Fellows of the Faculty of Actuaries or

(c) an employer whose business in whole or in part consists of supplying advice of an actuarial nature which has been given to it by a Fellow of the Institute of Actuaries or a Fellow of the Faculty of Actuaries who is an employee or a director in his capacity as such Fellow.

1.2	“Administrator” means the person, firm or organisation appointed by the Trustee with the approval of the Companies to carry out such duties as the Trustee shall decide to ensure the proper administration of this Plan.

1.3	“Anniversary Date” means the December 31 in any Plan Year.

1.4	“Area Director” means an Employee designated as such by the chief executive officer of Hyatt International Corporation, and notified as such to the Companies, who is entrusted with the responsibility for directing operations and/or development in a large geographical area such as Asia-Pacific, Europe, Latin America, etc. At the discretion of the Chief Executive Officer any person carrying similar responsibilities may be deemed to be an Employee and an Area Director.

1.5	“Associated Employer” shall have the meaning set out in the governing Trust Deed.

1.6	“Chief Executive Officer” means the President of Hyatt International Corporation or the person with overall responsibility for day to day management of Hyatt International Corporation.

1.7	“Company or Companies” shall have the meaning set out in the governing Trust Deed.

1.8.	“Compensation” for any Participant means the US Dollar amount or equivalent as declared to the Trustee of basic annual salary (inclusive of local bonus if applicable by law or custom) plus any division, area or region allowance, plus

Trustee Resolution 27/1/98		hotel or Company Bonus all as received in any Plan Year. If any part of Compensation is paid on a net of tax basis, that part shall be grossed up by 60% (sixty percentage points) for computing Compensation for the purposes of this Plan. Housing, food, hardship and other similar allowances and any contribution paid by an Associated Employer or Company to any other employee benefit or deferred compensation plan shall not be considered Compensation.

	1.9	“Contributions” means the monetary amounts payable into the Plan in respect of each Participant by each Company to meet the obligations of the Plan in accordance with such terms and provisions as shall apply from time to time as decided by the Companies.

	1.10	“Credited Employment” means the period of twelve consecutive months of employment of a Participant with an Associated Employer or Company beginning on a Participant’s Eligibility Date and ending on a Participant’s cessation of employment by or with an Associated Employer or Company. Credited Employment prior to January 1, 1984 shall not count unless determined otherwise by the Companies. The transfer of a Participant from the employment of one Associated Employer or Company to the employment of another Associated Employer or Company shall not constitute a break in Credited Employment.

Deed of Variation 29/2/00	1.11	“Designated Beneficiary” means the person or persons notified to the Trustee or its agent by a Participant as the Beneficiary to receive any benefits from this Plan arising on the death of the Participant and in this context may include the trustee or trustees of a trust or settlement of which the Beneficiary is a beneficiary.

	1.12	“Disability” means the incapacity of a Participant through illness or injury to such an extent that it gives rise to the Participant receiving an income benefit from the Long Term Disability Plan.

Deed of Variation 07/03.01	1.13	“Eligibility Date” means the first day of January of the Plan Year in which an Employee satisfies the eligibility condition as provided in 2.1 or date of hire if later.

	1.14	“Employee” means any person employed by an Associated Employer or Company and who receives Compensation other than a pension, retainer or fee under contract for special services.

	1.15	“Enrolment Form” means the form prescribed from time to time by the Trustee for the purposes of enrolling an eligible Participant in the Plan.

Trustee Resolution 10.07.95	1.16	“Income from Operations” means the consolidated “Income Before Provision For Taxes” of Hyatt International Corporation (“HIC”) (as certified by the Company’s outside auditors and identified on the audited Consolidated Statement of Income) as adjusted by the following items:

	a)	The following items will be excluded from “Income Before Provision for Taxes” in computing “Income from Operations”:

		i)	Interest income

		ii)	Interest expense

		iii)	Capital gains/losses and Equity in earnings/losses of investments in active and abandoned hotel and related real estate ventures

		iv)	Annual provisions for RDICP

		v)	Foreign currency exchange gains and losses

Deed of Variation 07/03/01		vi)	The annual Royalty Fee paid by Hyatt International Corporation to Hyatt Corporation for the use of “Hyatt” name

		vii)	Such other adjustments as may be designated from time to time

	b)	The following adjustments will reduce “Income Before Provision for Taxes”:

		i)	Amortization over 60 months of certain investments in hotel and related real estate ventures, as identified by the HIC Board of Directors

		ii)	Annual provision of the October 19, 1990 plan recorded in the accounts of the parent of HIC

		iii)	Such other adjustments as may be designated from time to time.

	1.17	“Investment Manager” shall have the meaning set out in the governing Trust Deed.

	1.18	“Long Term Disability Plan” means the Hyatt International Hotels Long Term Disability Plan or such similar plan serving the same purpose as may be in force from time to time.

	1.19	“Participant” means any Employee who meets the requirements for participation as provided in Section 2 (Participation) of these Rules.

	1.20	“Plan” means for the purposes of these rules means the Hyatt International Hotels Restricted Deferred Incentive Compensation Plan as herein embodied.

	1.21	“Plan Year” means the 12 month period that commenced on January 1st, 1984 and each 12 month period thereafter.

	1.22	“Retirement Account” means the value of a Participant’s account under the Plan at any time and shall consist of Contributions paid into the Plan for or on the Participant’s behalf and interest and/or investment earnings thereon or related thereto.

	1.23	“Retirement Date” means the date upon which a Participant ceases to be employed by an Associated Employer or Company after attaining age fifty five and completing 10 years of Credited Employment.

	1.24	“Surplus” means the amount by which the assets of the Plan exceed its liabilities as determined at the time and of each Plan Year.

	1.25	“Total and Permanent Disability” means a physical or mental condition or illness of a Participant resulting from bodily injury or illness to such an extent that it appears permanent in nature and makes him incapable of continuing the duties of this employment. The Total and Permanent Disability of a Participant shall be determined by the Companies, to the satisfaction of the Trustee, relying on the advice of a competent medical authority.

	1.26	“Trustee” means the trustee or trustees appointed under the governing Trust Deed.

	1.27	“Vested Interest” means the portion of a Participant’s Retirement Account in which he has accrued inalienable rights.

	1.28	“Vice President” means an individual who has attained the rank of vice president of Hyatt International Corporation, or who has attained the rank of vice president or senior vice president of one of the Companies and also is entrusted with the responsibility for directing operations and/or development in a large geographical area such as Asia-Pacific, Europe, Latin America etc. The President, Senior Vice Presidents, and the full-time General Counsel of Hyatt International Corporation shall each be deemed to be a Vice President for the purposes of this Plan.

At the discretion of the Chief Executive Officer any other key Employee may be deemed to be a Vice President for the purposes of this Plan, provided that such person is an Employee and has administrative responsibilities for a said large geographical area.

Deed of Variation 07/03/01	1.29	“Ex-Spouse” means an individual in respect of whom an ex-Spouse Retirement Account has been established in accordance with Sub-Section 10.14.

	1.30	“Ex-Spouse Participant” is an Ex-Spouse who is also a Participant.

	1.31	“Ex-Spouse Retirement Account” means the amount defined in Sub-Section 10.14.

	1.32	“Relevant Date” means the date of effect of the Benefit Sharing Order in respect of a Benefit Debit Member.

	1.33	“Benefit Debit” means a debit arising from a Benefit Sharing Order.

	1.34	“Benefit Debit Member” means a member whose benefits have been permanently reduced by a Benefit Debit.

	1.35	“Ex-Spouse’s Vested Interest” means the portion of an Ex-Spouse Retirement Account upon which inalienable rights have been conferred on the Ex-Spouse.
	1.36	“Benefit Sharing Order” means any order, agreement or equivalent provision provided to the Trustee and the Advisory Committee with the sole intent of splitting a Participant’s benefits following a divorce.
Deed of Variation 17/05/01	1.37	“Normal Retirement Date” means the first day of the month coincident with or next following the Participant’s sixtieth birthday”.
SECTION 2
PARTICIPATION

Deed of Variation 07/03/01	2.1	Eligibility: An individual designated as Group 1 (Vice-Presidents and above, and select Corporate and Division Personnel) shall be eligible to become a Participant, provided he is not then resident in the islands of Guernsey, Alderney or Herm.

	2.2.	Participation: An eligible Employee shall be offered participation in the Plan by the Companies and a completed Enrolment Form shall be submitted to the Administrator for the purposes of enrolling the Participant in the Plan.

Participating in the Plan shall require each Company to pay or cause to be paid the Contributions required from time to time in respect of the Participant effective from the eligible date of entry into the Plan recorded on the Enrolment Form.

	2.3	Benefits at Risk: A Participant may elect in writing to the Trustee to have his benefit entitlement in his Retirement Account at risk in accordance with the provisions of Section 14 of these Rules.

Such an election may be made in writing to the Trustee on enrollment into the Plan or on any January 1 thereafter.

Elections may be revoked in writing to the Trustee on any January 1 in any year following the making of an election.

Deed of Variation 29/02/00		Benefits shall continue to be at risk notwithstanding termination of the employment of a Participant until such time as the benefit entitlement has been paid to the Participant or other such Beneficiary or the election is revoked by the Participant or his personal representative.

	2.4	Change of Status: If a Participant shall cease to be eligible to remain a Participant of the Plan due to his ceasing to be a Vice President or Area Director or for any other reason accepted by the Trustee in its absolute discretion, the liability of the Company to pay Contributions into the Plan shall cease as of the date the Participant ceases to be eligible to participate.

In such a case, the Participant shall be treated as an inactive Participant and his Retirement Account shall be held under the Plan provided he remains an Employee.

If an inactive Participant shall later become eligible to be a full Participant, Contributions shall be payable by the Company from the subsequent date of eligibility and re-activation as a full Participant.
SECTION 3
CONTRIBUTIONS

Trustee Resolution 10/07/95	3.1	Participant Levels: The participants in the Plan will be designated by the Companies as being either Level A, Level B, or Level C. The companies have the right to add additional levels, as appropriate, and move individuals within the various levels, as appropriate.

	3.2	Contributions: Each company shall pay or cause to be paid Contributions into the Plan in respect of each Participant of such amount as shall be determined by the Companies in accordance with the provision of this Section 3 of the Rules.

	3.3	Total Yearly Contribution: For the Plan Year ending on December 31, 1992 and for each Plan Year thereafter, the annual Contributions in US Dollars are computed as per 3.4 below.

	3.4	Calculation of Total Yearly Contribution: For each Plan Year an annual contribution for the participants will be computed as follows:

		a.	An amount equal to three percentage points (3%) of the Income from Operations for the Plan Year shall be determined.

		b.	The amount shall be apportioned to each Participant on the basis of multiplying this figure by a Participant’s Compensation and then dividing the result by the total Compensation of all Participants.

		c.	The amount apportioned in respect of each Participant shall be adjusted in the following manner:

			i)	the amount apportioned in respect of a Participant determined to be a Level A Participant by the Companies shall not be adjusted.

			ii)	the amount apportioned in respect of a Participant determined to be a Level B or Level C Participant by the Companies shall be reduced by 50% or 66 2/3% respectfully.

			iii)	The amounts apportioned in accordance with a. and b. above shall be reviewed by the HIC Board of Directors and may be individually adjusted up or down as recommended by the HIC Board of Directors.

		d.	The amounts determined in respect of each Participant as per c. above shall be the Contributions payable by the Companies in respect of Participants for the Plan Year in question.

		e.	The total contribution payable for the plan year for all participants shall not exceed 3% of Income from Operations.

	3.5	Allocation of Contributions: After each Anniversary Date the Companies shall provide the Trustee with the Computation of the Income from Operations and the Contributions determined in respect of each Participant for the Plan Year in question.

After payment of the total annual Contribution for the Plan Year, the Trustee shall instruct the Administrator to allocate Contributions to each Participant’s Retirement Account as notified by the Companies and calculated in accordance with Section 3.4 of these Rules.

Any participant terminating employment during a Plan Year for any reason shall not be entitled to any Contributions or allocation thereof relating to such Plan Year, unless designated by the HIC Board of Directors.

	3.6	Plan Years prior to 1992: In respect of Plan Years prior to 1992 the Companies, in agreement with the Trustee, have made special payments into the plan to fully secure liabilities to Participants in respect of those prior Plan Years.

	3.7	Payment of Contributions: The Companies and the Trustee shall use their best endeavours to ensure all Contributions payable are paid when due and in a timely fashion. Contributions will not be paid to the Trustee prior to the issuance of the Certified Financial Statements of HIC for the plan year in question.

A Participant’s Retirement Account shall be credited with Contributions as and when received into the Plan, and the Trustee shall not be liable to the Participant for any non-payment or delayed payment of Contributions.

SECTION 4
RETIREMENT

Deed of Variation 17/05/01	4.1	If a Participant’s Credited Employment terminates or is terminated on or after the Participant’s Retirement Date he shall be fully vested and entitled to the benefit as set out in Section 5 of these Rules.
SECTION 5
AMOUNT OF RETIREMENT BENEFIT

Deed of Variation 07/03/01	5.1	Retirement Benefit: The benefit payable to a Participant whose Credited Employment terminates on or after his Retirement Date shall be the cash value realised on liquidation of 100% of his Retirement Account held under this Plan, including allocations for the Plan Year prior to the Retirement Date. If the Participant is a Benefit Debit Member the benefit payable to a surviving Ex-Spouse shall be the cash value realised on liquidation of the whole of the Ex-Spouse Retirement Account.

Deed of Variation 27/03/01	5.2	Payment of Benefit: The benefit payable to a Participant under Section 5.1 of these Rules shall be payable in lump sum form by cheque or banker’s draft, subject only to any withholding for tax which the Trustee may from time to time be required to enforce.

Deed of Variation 29/02/00		The Participant shall be personally accountable for any tax liability arising from the payment of this benefit.

Deed of Variation 00/03/01		The Participant or Ex-Spouse may request the Trustee to effect payment of this benefit to another person on their behalf.

Deed of Variation 27/03/01		Subject to the consent of the Trustee of the Trustee payment may be deferred but shall be made in any case at the Participant’s Normal Retirement Date

	5.3	Discharge of Liability: Payment of benefit made in accordance with Section 5.2 of these Rules shall be in full and complete discharge to the Trustee of any further liability to the Participant from this Plan.

Deed of Variation 29/02/00	5.4	Optional Form of Benefit:

In lieu of a benefit payment in accordance with Section 5.2 of these Rules a Participant may elect to apply part or all of the lump sum benefit to secure:-

(a) an annuity payable for the lifetime of the Participant,

(b) an annuity payable for the lifetime of the Participant, and continuing in full or in part to a named dependant upon the death of the Participant, or

(c) an annuity payable in such other form as may be requested by the Participant and agreed by the Trustee.

Upon receiving such request from a Participant, the Trustee shall arrange through the Administrator for quotations to be obtained from suitable insurance companies for consideration by the Participant. Any annuity contracts effected by the Participant shall be the property of the Participant and shall be outside this Plan, and the Trustee shall have no further liability or responsibility with respect to such annuity.

	5.5	Payment of Benefit to Ex-Spouse: The benefit payable to an Ex-Spouse under Section 5.1 of these Rules shall be payable in lump sum form by cheque or banker’s draft, except that in lieu of such payment an Ex-Spouse may elect to apply part or all of the lump sum benefit in accordance with Section 5.4, by substitution mutatis mutandis of the word “Ex-Spouse” for “Participant”.

SECTION 6
IN THE EVENT OF DISABILITY

	6.1	In Case of Disability: In the event a Participant suffers Disability he shall be treated as an inactive Participant during the period of continuous Disability until the earlier of his death or Normal Retirement Date.

	6.2	End of Disability: If the Disability of a Participant ends due to recovery or the cessation for any reason of income benefit payments from the Long Term Disability Plan before Retirement Date, and the Participant’s Credited Employment ceases, the Participant shall be treated as terminated and be entitled to benefits from this Plan in accordance with Section 8 of these Rules.

	6.3	Contributions: The Company shall cease to be liable to pay Contributions in respect of a Participant suffering Disability with effect from the next day after the Anniversary Date preceding the onset of Disability or from such later date as the Companies determine and for so long as Disability continues.

		The Participant’s Retirement Account shall be held under the Plan continuing to earn interest according to the manner invested until such time as Credited Employment shall be deemed as ended.

	6.4	In case of Total and Permanent Disability: In the event a Participant’s Credited Employment shall be deemed to have ended due to Total and Permanent Disability, the Participant shall be treated as having reached his Retirement Date and shall be entitled to the benefit set out in Section 5 of these Rules.
SECTION 7
IN THE EVENT OF DEATH

Deed of Variation 07/03/01	7.1	In Service: If a Participant dies while in Credited Employment (whether or not Contributions are payable) a lump sum benefit shall be payable equal to the realisable cash value of 100% (one hundred percentage points) of the Participant’s Retirement Account under the Plan. If the Participant is also a Benefit Debit Member a lump sum benefit shall also be payable to a surviving Ex-Spouse equal to 100% of the Ex-Spouse Retirement Account.

Deed of Variation 07/03/01	7.2	After Termination of Service: If a Participant dies after cessation of Credited Employment and with a Retirement Account calculated and held under the Plan in accordance with the provisions of Section 8.2 of these Rules, a lump sum benefit shall be payable equal to the realisable cash value of 100% (one hundred percentage points) of the Participant’s Retirement Account under the Plan. If the Participant is also a Benefit Debit Member a lump sum benefit shall also be payable to a surviving Ex-Spouse equal to 100% of the Ex-Spouse Retirement Account.

Deed of Variation 07/03/01	7.3	Payment of Benefit to a Designated Beneficiary: The lump sum benefit payable on death in accordance with Sections 7.1 or 7.2 of these Rules in respect of the Participant’s Retirement Account shall be payable to the Participant’s Designated

		If the name of a Designated Beneficiary has not been lodged with the Trustee or the Designated Beneficiary has predeceased the Participant, the beneficiary for the purposes of this Plan shall be the Participant’s spouse provided the spouse has not predeceased the Participant and is not legally separated from the Participant. If the spouse has predeceased the Participant or is legally separated from the Participant, the beneficiary shall be the Participant’s children in equal shares and their descendants per stirpes, and if there are no living children or living descendants of the children, the beneficiary shall be the Participant’s estate.

Deed of Variation 07/03/01	7.4	Payment of Benefit to an Ex-Spouse. Following the death of a Benefit Debit Member a lump sum benefit in respect of the Ex-Spouse Retirement Account shall be payable to the surviving Ex-Spouse.

Deed of Variation 17/05/01	7.5	Payment of Benefit following death of Ex-Spouse: In the event of the death of an Ex-Spouse prior to the payment of any benefit, a lump sum benefit shall be payable equal to 100% of the Ex-Spouse Retirement Account. Such benefit shall be payable to the Ex-Spouse’s Designated Beneficiary in accordance with Sub-Section 7.3 by substitution mutatis mutandis of the word “Ex-Spouse” for “Participant”.
SECTION 8
IN THE EVENT OF TERMINATION OF EMPLOYMENT

	8.1	Termination: In the event a Participant’s Credited Employment ceases other than due to death, attaining Retirement Date or Total and Permanent Disability, a benefit entitlement shall arise in accordance with Section 8.2 of these Rules.

Deed of Variation 07/03/01	8.2	Benefit Entitlement: The benefit entitlement of the Participant and, in the event that the Participant is also a Benefit Debit Member, the ex-Spouse in accordance with Section 8.1 of these Rules shall be equal respectively to the Vested Interest of the Participant and the Ex-Spouse Vested Interest earned at the date Credited Employment cased, in accordance with the following table applied to the Participant’s Retirement Account and the Ex-Spouse Retirement Account.

Accrued Years of Credited Employment	Percentage Vested Interest
Less than 5	0%
At least 5 but less than 7	25%
At least 7 but less than 9	50%
At least 9 but less than 10	75%
10 or more	100%

A Participant’s Retirement Account shall include all allocations made up to and including that for the Plan Year prior to cessation of Credited Employment. Interest or investment additions shall be added to the vested portion of the Retirement Account for each succeeding Plan Year up to the Anniversary Date preceding the payment of the benefit to the Participant.

Deed of Variation 07/03/01	8.3	Payment of Benefit: The benefit entitlement calculated in accordance with Section 8.2 of these Rules shall be held under the Plan to become payable to the Participant and the Ex-Spouse on the earlier of the Participant attaining the age of fifty-five years or status of Total and Permanent Disability as accepted by the Companies.

Deed of Variation 07/03/01	8.4	Non Entitlement: No Participant shall have any entitlement to that portion of his Retirement Account in which he has not accrued a Vested Interest. No Ex-Spouse shall have any entitlement to that portion of the Ex-Spouse Retirement Account to the extent that the Benefit Debit Member has not accrued a Vested Interest in the corresponding Retirement Account. In the event of the termination of employment of a Participant for cause, as determined by the Companies or Associated Employer in its sole discretion and as defined in Paragraph 8.5. below, he shall have no entitlement under this Plan to any benefits, including those to which an entitlement may have been earned in accordance with Paragraph 8.2. above.

	8.5	Termination for Cause: For purposes hereof, “cause” as used in Paragraph 8.4 shall include any one or more of the following:-

		1.	Commission of a crime or breach of fiduciary duty

		2.	Incapacity by reason of the use or abuse of alcohol or drugs

		3.	Negligence or continued and material failure to perform duties and responsibilities.

		4.	Repeated failure to comply with lawful and reasonable directives, rules or policies of the Companies or Associated Employer as established by the Board of Directors and/or President (consistent with the Participant’s duties and responsibilities)

		5.	Disclosure of confidential information of the Companies or Associated Employer during or after employment but prior to payment of the Entitled Benefit to the Participant

		6.	Direct competition, or directly assisting other parties in direct competition, against the Companies or Associated Employer during or after employment but prior to payment of the Entitled Benefit to the Participant.

SECTION 9
BENEFIT WITHHOLDING

	9.1	Tax: The Trustee shall withhold from any benefit payment any income or other tax it may be required to deduct in accordance with any regulations as may be imposed upon this Plan from time to time.

The Trustee shall account to the appropriate authorities for any income or other tax withheld and shall advise the Participant of the details and amount of the withholding.

	9.2	Other Deductions: The Trustee shall not be able to deduct any other amounts from a Participant’s entitlement to cover any debt, lien or other amount owed or due an Associated Employer or Company by the Participant as certified by the Companies.

Any amounts so deducted by the Trustee shall be paid to the Associated Employer or Company as appropriate and shall be reported to the Participant.

Deed of Variation 28/02/00	9.3	Withholding tax on distributions to Participants where the contributions to the Plan were made by US Employers subject to filing annual Federal Income Tax returns with the US Internal Revenue Service: Any US Employer subject to US Federal and State income tax filing requirements shall be responsible for withholding and submitting the applicable Federal and State income tax on any contribution or distribution made to a Participant, for whom the contribution was made by the US Employer.

(a) For any Participant electing to have their benefits at risk in the event of insolvency or bankruptcy of any company in accordance with Section 14 “Insolvency or Bankruptcy of any Company”, the total amount of distribution made by the Plan to the Participant at termination of employment or retirement shall be subject to the applicable US Federal and State withholding tax.

(b) For distributions under Section 9.3(a) above, the Trustee will reduce the distribution to the Participant by an amount equal to the applicable US Federal and State withholding tax. The Trustee will wire transfer such amount withheld to the US Employer for submission to the appropriate Federal and State agencies, as required. The US Employer will include the Gross distribution to the Participant and the amount of Federal and State income tax withheld on the Participant’s current year Form W-2 or will provide a separate Form W-2, as appropriate. The Participant will receive a distribution equal to the Gross amount in the Participant’s account less the applicable Federal and State income tax.

(c) For any Participant electing not to have their benefits at risk in the event of insolvency or bankruptcy of any company in accordance with Section 14

“Insolvency or Bankruptcy of any Company”, the applicable Federal and State withholding tax will be deducted from the quarterly (or periodic) contribution made by the US Employer into the Plan, on behalf of such Participant.

(d)	In accordance with Section 9.3(c), the US Employer will reduce the amount of the quarterly (or periodic) contribution made by the US Employer into the Plan by an amount equal to the applicable Federal and State withholding tax. The US Employer will include the Gross amount of such contribution in Wages of the Participant. The US Employer will include the Gross contribution to the Participant and the amount of Federal and State income tax withheld on the Participant’s current year Form W-2 or will provide a separate Form W-2, as appropriate. The distribution to the Participant on termination of employment or retirement, under Section 9.3(c) and this Section 9.3(d) will be computed in accordance with Section 9.3(e) below.

(e)	A portion of the distribution to the Participant on termination of employment or retirement, as per Section 9.3(c) and (d), will be subject to the applicable Federal and State withholding tax. The total distribution to the Participant from the Plan will be computed as follows:-

(i) In order to compute the previously “Non-taxed” portion of the distribution (i.e. the portion subject to applicable US Federal and State withholding tax), the final balance in the Participant’s account will be reduced by the cumulative amount of the quarterly (or periodic) contributions made by the US Employer and previously taxed in the year of the contribution as per Section 9.3(c) and (d) above.

(ii) The applicable Federal and State income tax will be withheld by the Trustee based on the “Non-taxed” amount only. If the “Non-taxed” amount is a negative amount, no tax withholding is required.

(iii) The participant will receive a distribution from the Plan equal to the Gross amount in the Participant’s account less the applicable Federal and State income tax withheld on the “Non- taxed” portion.

The Trustee will wire transfer the amount of tax withheld to the US Employer for submission to the appropriate Federal and State agencies, as required. The US Employer will include the “Non-taxed” distribution to the Participant and the amount of Federal and State income tax withheld on the Participant’s current year Form W-2 or will provide a separate Form W-2, as appropriate.

(f) The US Employer will provide the Trustee with the applicable Federal and State Withholding Tax rates (%) as part of the required Termination Form submitted by the Participant in order to initiate a distribution from the Plan.
SECTION 10
MISCELLANEOUS

	10.1	Construction of Plan: The validity of the Plan and of any of the provisions thereof shall be determined under and shall be construed according to the laws of Guernsey.

Titles to sections and headings are for general information only and the Plan is not to be construed by reference thereto, unless the context determines otherwise.

The use of the masculine pronoun shall include the feminine gender whenever appropriate.

	10.2	Currency of Payment: All benefits from the Plan are payable in US Dollars. Where a Participant requests payment of a benefit when it becomes due in another currency, the Trustee shall notify the Participant the conditions for payment in another currency, including the exchange rate applied in converting the benefits from US Dollars and the charges which shall be borne by the Participant.

	10.3	Identity of Payee: The determination of the Trustee as to the identity of the proper payee of any benefit under the Plan and the amount of such benefit properly payable shall be conclusive, and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such benefit.

	10.4	Investment of Plan Assets: The Trustee shall be responsible for the investment of the Contributions and other assets of the Plan consistent with the objective of providing retirement and other benefits for Participants of the Plan.

The Trustee shall cause such investments and assets of the Plan (whether placed direct by the Trustee or by any Investment Manager appointed from time to time) to be held for the absolute benefit of the Participants according to their Vested Interests in their Retirement Accounts.

The Trustee shall not be liable, individually or collectively, for any loss of or depreciation in the assets of the Plan provided that any such loss or depreciation is not due to willful act, neglect or default.

Deed of Variation 07/03/01	10.5	Non-alienation of Benefits: As against the Companies and the Trustee no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except to the extent defined in Sub-Section 10.13 of these Rules and any such action shall be void and of no effect; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Plan. If any person entitled to receive any benefit under the Plan shall become bankrupt, or be declared insolvent, or make a general assignment for the benefit of creditors, or attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit, except as specifically provided in the Plan, then such benefit in the discretion of the Trustee, shall cease and terminate. In that event, the Trustee shall hold such payments or apply the benefit or any part thereof to or for such person, his spouse, children, or other dependants, or any of them, in such manner and in such proportions as the Trustee shall in its sole discretion determine.

10.6	Non Vested Interest: In the event a benefit payment paid or payable to a Participant in accordance with the provisions of Section 8 of these Rules represents less than a 100% Vested Interest, the difference shall be retained in the Plan to form part of the Surplus of the Plan.

10.7	Participants’ Entitlement to Surplus: No Participant shall have any entitlement to any portion of any Surplus as may be identified from time to time.

10.8	Payment Due to an Incompetent: If the Trustee determines that any person to whom a payment is due in accordance with these Rules is incompetent to act by reason of age or physical or mental disability, the Trustee shall have power to cause the payments becoming due to such person to be made to another for the benefit of the incompetent, without responsibility of the Trustee to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge to the Trustee of liabilities under this Plan.

10.9	Plan Not a Condition of Employment: The adoption and maintenance of this Plan shall not be deemed to constitute a contract between any Associated Employer or Company and any Participant, or to be consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give any Participant the right to be retained in the employ of an Associated Employer or Company or to interfere with the right of any Associated Employer or Company to discharge any Executive or Participant at any time.

10.10	Source of Payments: All benefits payable or provided by the Plan shall be paid from the assets of the Plan shall be paid from the assets of the Plan according to the amounts allocated to each Participants’ Retirement Account and held by the Trustee under the Plan.

No Participant shall have any claim on, or beneficial ownership in, any assets of any Associated Employer or Company in respect of his entitlement under this Plan.

10.11	Surplus: As of the end of each Plan Year the Trustee shall cause a calculation to be made of the assets and liabilities of the Plan as of that date. The amount by which the assets exceed the liabilities shall be deemed to be the Surplus existing as of the end of the Plan Year in question.

		The Trustee with the approval of the Companies shall decide over the use of the Surplus and its application or proportions thereof in any or all of the following ways:-

		(a) meeting expenses related to the operation, communication, management and development of the Plan;

		(b) crediting amounts to the Companies against future Contributions payable.

		(c) retaining a general contingency reserve;

		(d) for any other purpose deemed reasonable and defensible taking account of the general intent and purpose of this Plan.

Deed of Variation 07/03/01	10.12	Tracing a Participant, Ex-Spouse or Beneficiary: In the event a benefit becomes payable from this Plan and the whereabouts of a Participant or Ex-Spouse or potential beneficiary entitled to receive the benefit cannot be traced by the Trustee after making all reasonable and practical endeavours to trace such person or persons, including the sending of a registered letter, return receipt requested, to the last known address of such person or persons, the benefit shall be held under this Plan for a period of ten years.

Deed of Variation 07/03/01		If, after the expiry of the said period of ten years, the Participant or Ex-Spouse or potential beneficiary has not claimed the benefit payable from this Plan, the said benefit shall become forfeit and the Trustee shall have no further liability under this Plan.

		The benefit so forfeit shall then become a Surplus under this Plan.

Deed of Variation 07/03/01	10.13	Benefit Splitting on Divorce: In the event that a Participant shall present the Trustee and Advisory Committee with a Benefit Sharing Order, the Participant shall be designated a Benefit Debit Member. The Trustee shall take all reasonable steps to ensure that a Benefit Debit is calculated in accordance with the Benefit Sharing Order. The Retirement Account of the Benefit Debit Member shall be reduced at the Relevant Date by the amount of the Benefit Debit and a separate Ex-Spouse Retirement Account established in respect of the Ex-Spouse in an amount equal to the Benefit Debit. The Trustee shall inform the Participant and the Ex-Spouse of the amount of the Benefit Debit and of the resultant Retirement Account and Ex-Spouse Retirement Account. If the Ex-Spouse is an Ex-Spouse Participant, the Ex-Spouse Retirement Account may at the discretion of the Trustee be combined with the existing Retirement Account of the Ex-Spouse Participant.

Deed of Variation 11.03.03	10.14	Time limit for payment of benefit: No person to or in respect of whom any benefit is payable under the Plan shall be entitled to claim the payment of any such benefit more than six years after the payment of the benefit has fallen due if the reason for the non-payment of benefit or part thereof (as the case may be) within the said period of six years was the failure of any person to make any claim and the lack of any knowledge by the Trustee of the existence or whereabouts of that person.

10.15
SECTION 11
TERMINATION AND MERGER

11.1	Ceasing to be an Associated Employer: In the event an Associated Employer shall cease to be an Associated Employer for the purposes of this Plan, the said Associated Employer shall cease to participate in this Plan and Contributions shall cease to be payable in respect of Participants employed by the Associated Employer effective from the day following the Anniversary Date preceding the date on which the Associated Employer ceases to participate in this Plan.

Participants employed by the Associated Employer and in respect of whom Credited Employment is not immediately continued with another Associated Employer and/or Company, shall be treated in accordance with Section 8 as though their Credited Employment ended on the date the Associated Employer ceased to participate in the Plan, except that Participants who had attained a date that would qualify as their Retirement Date by or on the date the Associated Employer ceased to participate shall be entitled to benefit in accordance with Sections 4 and 5 of these Rules as though they had retired on the date the Associated Employer ceased to participate in the Plan.

11.2	Associated Employer ceasing to Participate: The Companies shall have the right to terminate any Associated Employer’s participation in this Plan while said Associated Employer remains an Associated Employer. Contributions shall cease to be payable in respect of Participant’s employed by the Associated Employer effective from the day following the Anniversary Date preceding the date on which the Associated Employer ceases to participate in this Plan.

In the event the participation in this Plan is terminated by or in respect of an Associated Employer, all Participants employed by the said Associated Employer (and in respect of whom Credited Employment is not immediately continued with another Associated Employer or Company) shall be treated in accordance with Section 8 of these Rules as though their Credited Employment ended on the date the Associated Employer ceased to participate in the Plan, except that Participants who had attained a date that would qualify as their Retirement Date by or on the date the Associated Employer ceased to participate shall be entitled to benefit in accordance with Section 4 and 5 of these Rules as though they had retired on the date the Associated Employer ceased to participate in the Plan.

11.3	All Associated Employers and Companies ceasing to Participate: In the event participation in this Plan is terminated by or in respect of all Associated Employers and Companies, the Companies shall decide whether the Plan shall be continued as a closed Plan with no further Contributions or new Participants, or whether the Plan shall be wound up. The entitlements of Participants and the disposal of the assets of the Plan shall be in accordance with whichever of the following the Companies shall decide:-

	(a)	Closed Plan: In the event the Companies shall decide to continue the Plan as a closed Plan, the then Participants shall be deemed to have a 100% Vested Interest in their Retirement Accounts. The Retirement Account for each Participant shall be held under the Plan until the Credited Employment of a Participant shall end when 100% of the value of his Retirement Account shall become payable to the Participant in accordance with Section 5.2 of these Rules.

	(b)	Wound Up Plan: In the event the Companies shall decide to wind up and terminate the Plan (and the provisions of Section 11.5 of these Rules are not applied) all Participants shall have an immediate entitlement to their Retirement Accounts on the basis all Participants shall be treated as having a 100% Vested Interest. The Trustee shall pay each Participant the value of his Retirement Account as soon as is practical, having regard for the effect of realising the assets of the Plan in cash but, in no event, shall payment be made later than two years after the date upon which the Companies give formal notification to the Trustee that this Plan shall be wound up.

11.4	Disposal of Surplus on Wind Up: If, upon application of the provisions of Section 11.3 (b) of these Rules there shall be a Surplus remaining in the Plan, the Trustee, with the approval of the Companies, shall determine in what manner extent and proportions the Surplus determined on wind up of this Plan shall be used for any or all of the following purposes:

	(i)	meeting expenses of the Companies, the Trustee or its agents related to winding up the Plan,

	(ii)	meeting outstanding expenses of the Administrator,

	(iii)	making a payment to the Companies or any Associated Employer;

	(iv)	making a payment to any other plan operated or participated in by the Companies for the general benefit of Participants,

	(v)	for any other purpose deemed reasonable and defensible taking account of the general intent and purpose of this Plan.

11.5	Merger, Consolidation or Transfer: The Companies shall have the right to merge, consolidate with or transfer the obligations of this Plan into any other plan operated by or on behalf of the Companies or participated in by the Companies. In the event of such merger, consolidation or transfer each Participant of this Plan shall be entitled to a benefit under the other plan as of the date of merger, consolidation or transfer which shall be at least equal to the value of the benefit he would have been entitled to from this Plan determined in accordance with Section 11.2 of these Rules as if his Credited Employment was deemed to have ended on the date of merger, consolidation or transfer.

No merger, consolidation or transfer shall reduce a Participant’s entitlement without the written consent of the Participant.
SECTION 12
AMENDMENT

12.1	Power to Amend: The Companies reserve the right to modify, alter or amend the Plan hereunder at any time and from time to time to any extent that it may deem advisable. Such amendments shall be set forth in a deed or an instrument in writing, duly executed on behalf of the Companies and by the Trustee, as an alteration to these Rules.

12.2	Non-Reduction in Accrued Benefits: No such modification, alteration or amendment to the Plan shall reduce or adversely affect the benefits accrued to Participants in accordance with their Vested Interests without the written consent of such Participants.
SECTION 13
ADOPTION OF PLAN BY SUCCESSOR

13.1	Associated Employer: A successor to the business of any Associated Employer by whatever form or manner resulting, may request designation from the Companies as an Associated Employer for the purposes of the Plan and if so designated may adopt and continue to participate in the Plan.

13.2	Company: A successor to the business of a Company, by whatever form or manner resulting, may adopt and continue the Plan by a deed executed by such successor, the remaining original Companies and the Trustee provided such successor shall have the same business relationship with the remaining original Companies and Associated Employers as existed with the Company succeeded. Such successor shall succeed to all rights, powers, duties and obligations held by the Company under these Rules.

13.3	Credited Employment: The Credited Employment of any Participant who is continued in the employ of any successor adopting this Plan in accordance with the provisions of Section 13.1 or Section 13.2 of these Rules shall not be deemed to have been terminated or severed for the purposes of this Plan.

SECTION 14
INSOLVENCY OR BANKRUPTCY OF ANY COMPANY

This Section of the Rules shall apply in respect of the benefits provided to any Participant who elects, in accordance with Section 2.3 of the Rules, to have his benefits at risk in the event of insolvency or bankruptcy of any Company.

14.1	Determination of Insolvency or Bankruptcy: A Company shall be deemed to be insolvent or bankrupt upon the occurrence of any of the following:-

(a) The Company shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver, liquidator, sequestrator or any trustee for it or a substantial part of its assets and shall commence any case under any bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such case shall have been commenced against it, in which an order for relief is entered or which remains undismissed; or the Company by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or case or order for relief or to the appointment of any custodian, receiver or any trustee for it for any substantial part of any of its property, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged; or

(b) The Company shall generally not pay its debts as such debts become due or shall cease to pay its debts in the ordinary course of business.

14.2	Notification of Insolvency or Bankruptcy: In the event a Company shall become insolvent or bankrupt in accordance with Section 14.1 of these Rules that Company, through its highest ranking officer, shall advise the Trustee in writing properly delivered of its insolvency or bankruptcy.

Upon the Trustee receiving notice in writing properly, delivered of the insolvency or bankruptcy of a Company, as from the date of receipt of such notice the Trustee shall cease making any benefit payment to any Participant in respect of that portion of his Retirement Account attributable to Contributions (and investment earnings thereon) made by said Company and any Associated Employer within the geographic area of responsibility of said Company and held under the Plan.

Furthermore, the Trustee employing the services of the Actuary as it deems necessary, shall identify said portion of each Retirement Account of each Participant in respect of whom Contributions have been made by said Company and any Associated Employer within the geographic area of responsibility of said Company. The Trustee shall liquidate for cash the assets in the Plan representing said portions and shall hold the cash realised in an escrow account in the Plan.

Said escrow account shall be held by the Trustee for the benefit of the creditors of the said Company pending disposal in accordance with the provisions of Section 14.3 of these Rules.

The Trustee shall not be liable:-

(a) to the said Company or its creditors for benefit payments made to Participants in good faith prior to receiving notice properly delivered of the insolvency or bankruptcy of said Company.

(b) to any Participant for the portion of his Retirement Account properly withheld in accordance with the provisions of this Section 14.2 of the Rules and to which the Participant ceases to be entitled in accordance with the provisions of this Section 14.2 of the Rules.

14.3	Disposal of the Escrow Account: The Trustee shall notify the duly appointed receiver or other person authorised to act by a court of law of the amount held in the escrow account referred to in Section 14.2 of these Rules.

The Trustee shall deliver the entire amount of the said escrow account to a person or entity as a court of competent jurisdiction, or a duly appointed receiver or other person authorized to act by a court, shall direct to make the escrow account available to satisfy the claims of the general creditors of the Company in insolvency or bankruptcy.

Delivery of the escrow account in accordance with the provisions of this Section 14.3 of the Rules shall constitute a full and complete discharge to the Trustee of any further liability in respect of said escrow account.

If all or any portion of the said escrow account is made available to meet the claims of general creditors of said Company, resulting in a decrease in the funds available to pay benefits to affected Participants by the Trustee, each affected Participant shall be treated as a general unsecured creditor of the Company to the extent of the reduction of funds available to pay his Plan benefit by the Trustee. The amount allocable to each affected Participant for the payment of such Participant’s claim for Plan benefits in the bankruptcy or insolvency proceedings of the Company shall be returned to the Trustee to be held for the benefit of the Participant as provided in the Plan.

14.4	Information to Participants: In the event the provisions of Section 14 of the Rules are applied, the Trustee shall duly notify each affected Participant of the manner and extent his Retirement Account has or will be affected.